W i l l i a m s & W e b s t e r , P . S . Certified Public Accountants & Business Consultants

Board of Directors
EYI Industries, Inc.
Surrey, B.C. Canada

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated April 1, 2004, except for Note 20 which is dated September 15, 2004, on the financial statements of EYI Industries, Inc. as of December 31, 2003 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington

December 23, 2004

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center - 601 W. Riverside, Suite 1940 - Spokane, WA 99201
Phone (509) 838-5111 - Fax (509) 838-5114 -www.williams-webster.com